Filed Pursuant to Rule 433

Registration No. 333-157637

PRICING TERM SHEET

December 9, 2010

$550,000,000

5.15% Notes due December 1, 2020

Issuer:	Constellation Energy Group, Inc.

Designation:	5.15% Notes due December 1, 2020

Legal Format:	SEC Registered

Principal Amount:	$550,000,000

Denominations:	$1,000 and integral multiples thereof

Maturity:	December 1, 2020

Coupon:	5.15%

Coupon Payment Dates:	Semi-annually on June 1 and December 1 of each year, beginning June 1, 2011

Price to Public:	99.940% of principal amount

Yield to Maturity:	5.158%

Benchmark Treasury Price and Yield:	95-2+; 3.208%

Spread to Benchmark Treasury Yield:	T + 195 basis points

Benchmark Treasury:	UST 2.625% due November 15, 2020

Trade Date:	December 9, 2010

Settlement Date:	December 14, 2010

Redemption:	Make-whole redemption at any time prior to September 1, 2020 at T+30 basis points and, thereafter, at par

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Credit Suisse Securities (USA) LLC UBS Securities LLC

Co-Managers:	Citigroup Global Markets Inc. RBS Securities Inc.

CUSIP / ISIN Number:	210371AL4 / US210371AL43

Expected Security Ratings(1):	S&P: BBB- (stable outlook) Moody’s: Baa3 (stable outlook) Fitch: BBB- (stable outlook)

[1]	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Alternatively, you can request a copy of the prospectus for the offering by calling (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, (ii) Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or (iii) UBS Securities LLC toll-free at 1-877-827-6444, ext. 561-3884.